CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of World Funds Trust and to the use of our report dated May 30, 2014 on the financial statements and financial highlights of the Strategic Latin America Fund. Such financial statements and financial highlights appear in the 2014 Annual Report to Shareholders which are also incorporated by reference into the Registration Statement. We also consent to the references to us in the Prospectus and in the Statement of Additional Information.

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
October 31, 2014